Pricing Supplement No. 010                 Filing under Rule 424(b)(2)
   Dated March 26, 1997                        Registration No. 333-22347

   (To Prospectus dated March 18, 1997, supplemented by Prospectus Supplement dated March 21, 1997)

                                $300,000,000
                        NIPSCO CAPITAL MARKETS, INC.
                              Medium-Term Notes
                 Due Nine Months or More From Date of Issue
                            ____________________

               Entitled to the benefit of a Support Agreement
           Providing for the Payment of Principal and Interest by
                           NIPSCO Industries, Inc.
                            ____________________

   Principal Amount:         $8,000,000                          Interest Payment Date(s):         March 15, and
                                                                                                     September 15
     Trade Date:               March 25, 1997
                                                                   Specified Currency:               U.S. Dollars
     Original Issue Date:      March 31, 1997
                                                                   Selling Agent s Commission:       $60,000
     Interest Rate:            7.99%
                                                                   Net Proceeds to the Company:      $7,940,000
     Stated Maturity Date:     April 01, 2022

     Form :   XX  Book Entry ___ Certified



     The Medium-Term Note described in this Pricing Supplement is being sold through Merrill Lynch & Co., as Agent.

    Prior to the date of this Pricing Supplement, $34,000,000 Medium-Term Notes have been sold. Concurrently herewith, the company is also selling (1) $2,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of April 3, 2017 and bearing an interest rate of 7.82% at the initial price to the public equal to 100% of par, less a fee to  Merrill Lynch & Co., as  Agent, equal to 0.75%; (2)
    $10,000,000 aggregate principal amount of Medium-Term Notes with a Stated maturity Date of April 3, 2017 and bearing an interest rate of 7.82% at the initial price to the public equal to 100% of par, less a fee to Goldman, Sachs & Co., as Agent, equal to 0.75%; (3) $50,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of April 1, 2004 and bearing an interest rate of 7.39% at the initial price to the public equal to 100% of par, less a fee to Goldman, Sachs & Co., as Agent, equal to 0.6%; (4) $2,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of April 2, 2007 and bearing an interest rate of 7.45% at the initial price to the public equal to 100% of par, less a fee to Goldman, Sachs & Co., as Agent, equal to 0.625%; (5) $10,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of April 3, 2017 and bearing an interest rate of 7.92% at the initial offering price to the public equal to 100% of par less a fee to Goldman, Sachs & Co., as Agent, equal to 0.75%; (6) $6,000,000 aggregate principal amount of Medium-Term Notes with a Stated
    Maturity Date of April 1, 2022 and bearing an interest rate of 7.99% at the initial price to the public equal to 100% of par, less a fee to Goldman, Sachs & Co., as Agent, equal to 0.75% and (7) $6,000,000 aggregate principal amount of Medium-Term Notes with a Stated Maturity Date of April 1, 2022 and bearing an interest rate of 7.99% at the initial price to the public equal to 100% of par, less a fee to Morgan Stanley & Co. Incorporated, as Agent, equal to 0.75%.

    Goldman, Sachs & Co.
                                  Merrill Lynch & Co.
                                                            Morgan Stanley & Co.
                                                            Incorporated